UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of report (Date of earliest event reported): March 24, 2020 (March 23, 2020)
Humana Inc. (Exact Name of Registrant as Specified in Charter)

Delaware	001-05975	61-0647538
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 W. Main Street, Louisville, Kentucky 40202
(Address of Principal Executive Offices, and Zip Code)

(502) 580-1000
Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HUM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Definitive Agreement.

On March 23, 2020, Humana Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with BofA Securities, Inc., Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, as representatives of the several underwriters (together, the “Underwriters”), pursuant to which the Company agreed to issue and sell to the Underwriters $600 million aggregate principal amount of its 4.500% Senior Notes due 2025 (the “2025 Senior Notes”) and $500 million aggregate principal amount of its 4.875% Senior Notes due 2030 (the “2030 Senior Notes” and, together with the 2025 Senior Notes, the “Senior Notes”), in accordance with the terms and conditions set forth in the Underwriting Agreement. The 2025 Senior Notes were sold at a public offering price of 99.875% of the aggregate principal amount thereof and the 2030 Senior Notes were sold at a public offering price of 99.788% of the aggregate principal amount thereof.
The sale of the Senior Notes has been registered with the Securities and Exchange Commission (the “Commission”) in a registration statement on Form S-3, File No. 333-223554 (the “Registration Statement”). The terms of the Senior Notes are described in the Company’s Prospectus dated March 9, 2018, as supplemented by a final Prospectus Supplement dated March 23, 2020 as filed with the Commission on March 24, 2020, pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended (the “Securities Act”).
The Senior Notes are unsecured senior obligations of the Company and rank equally with all of the Company’s other unsecured, unsubordinated indebtedness. The 2025 Senior Notes bear interest at an annual rate of 4.500% and the 2030 Senior Notes bear interest at an annual rate of 4.875%. Interest on the Senior Notes is payable by the Company on April 1 and October 1 of each year, beginning on October 1, 2020. The 2025 Senior Notes mature on April 1, 2025 and the 2030 Senior Notes mature on April 1, 2030. The closing of the sale of the Senior Notes is expected to occur on March 26, 2020, subject to customary closing conditions. The Company estimates that the net proceeds from the sale of the Senior Notes, after deducting the Underwriters’ discounts and commissions and estimated offering expenses, will be approximately $1.088 billion.
The Underwriters and their affiliates have performed commercial banking, investment banking and advisory services for the Company from time to time for which they have received customary fees and expenses. The Underwriters and their affiliates may, from time to time, engage in transactions with and perform services for the Company in the ordinary course of their business. In addition, affiliates of certain of the Underwriters are lenders under the Company’s credit facility. The Company intends to use the net proceeds from this offering for general corporate purposes, which may include the repayment of existing indebtedness.
A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated by reference herein. The description of the material terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit.

Item. 8.01 Other Events.
The Company issued a press release announcing the pricing of the offering of the Notes, which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is hereby incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)   Exhibits:

Exhibit No.	Description
1.1	Underwriting Agreement, dated March 23, 2020, among the Company, BofA Securities, Inc., Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, as representatives of the several underwriters.
99.1	Press Release, dated March 23, 2020 issued by the Company.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMANA INC.

BY:	/s/ Cynthia H. Zipperle
Cynthia H. Zipperle
Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)

Dated:    March 24, 2020